EXHIBIT 99.1

Contacts:

Answerthink—Gary Baker, (917) 796-2391 or gbaker@answerthink.com

Accenture—Ed Trapasso, (917) 452-3555 or ed.trapasso@accenture.com

Accenture, Answerthink, and The Hackett Group Announce Strategic Alliance

Will Offer Benchmarking Solutions in Finance, Accounting,

Performance Management, and Business Intelligence

New York & Miami, October 14, 2003—Accenture (NYSE: ACN), Answerthink (Nasdaq: ANSR), and The Hackett Group, an Answerthink company, today announced a strategic alliance to jointly market and deliver benchmarking solutions aimed at introducing clients to the best practices of the world’s top companies.

The agreement gives Accenture the exclusive right to collaborate with Answerthink and The Hackett Group in offering its clients business process and best practice benchmarking services provided by Answerthink and The Hackett Group in designated functional areas, including finance, accounting, performance management, and business intelligence. The services benefit companies by allowing them to adopt best practices from The Hackett Group’s renowned benchmark database, which comprises over 2,200 global participants.

A key goal of the agreement is to enable Accenture and Answerthink to better define the characteristics of high-performance businesses. The agreement gives Answerthink access to Accenture’s global client base and sales distribution channel. By working with more clients, Hackett will be able to broaden the base of critical metrics and best practices, thereby creating even richer benchmark data to help companies achieve world-class performance.

“Both of our organizations have recognized the power of offering proven insight to clients on how they can achieve high performance under a common vision and execution strategy,” said Michael R. Sutcliff, Global Managing Partner for Accenture’s Finance & Performance Management Service Line. “We are pleased to work with Answerthink and The Hackett Group to offer their unparalleled insights and proven best practices and to jointly deliver comprehensive, scalable, well-managed solutions to our customers.”

The agreement gives Answerthink an opportunity to staff a portion of each engagement jointly pursued with Accenture. For all independent Accenture engagements utilizing Hackett benchmarks, Answerthink will similarly be given an opportunity to staff a percentage of the positions.

The alliance designates Answerthink as an Accenture preferred provider for all subcontractor positions in the designated functional areas and geographies, while Answerthink has agreed generally not to make Hackett benchmarks or intellectual capital available to direct Accenture competitors with respect to engagements they pursue in the designated functional areas.

The Hackett Group, a business advisory firm, is the world leader in best practices research and process benchmarking, offering strategic insight, actionable advice, and analysis backed by research at nearly 2,200 client organizations, including 97% of the Dow Jones Industrials and 90% of the Global Titans Index.

“This is a tremendous milestone for us. Accenture has recognized the value that Hackett and Answerthink’s best practice focus can offer its clients, and how we can help drive to high performance,” said Ted Fernandez, Answerthink Chairman and CEO. “This alliance enhances our ability to grow. We have already expanded our Hackett business throughout the year, but this alliance should open many new doors. Additionally, the ability for

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Answerthink to work closely with Accenture as an implementation partner is also exceptionally promising, enabling us to support even the largest implementation projects on a truly global scale.”

About Accenture

Accenture is a global management consulting, technology services and outsourcing company. Committed to delivering innovation, Accenture collaborates with its clients to help them become high-performance businesses and governments. With deep industry and business process expertise, broad global resources and a proven track record, Accenture can mobilize the right people, skills, and technologies to help clients improve their performance. With more than 80,000 people in 47 countries, the company generated net revenues of US$11.6 billion for the fiscal year ended August 31, 2002. Its home page is www.accenture.com.

About Answerthink

Answerthink, Inc. (www.answerthink.com) is a leading business and technology consulting firm that enables companies to achieve world-class business performance. By leveraging the comprehensive database of The Hackett Group, the world’s leading repository of enterprise best practice metrics and business process knowledge, Answerthink’s business and technology solutions help clients significantly improve performance and maximize returns on technology investments. Answerthink’s capabilities include benchmarking, business transformation, business applications, technology integration, and offshore application maintenance and support. Founded in 1997, Answerthink has offices in 9 cities throughout the United States and in Europe.

About The Hackett Group

The Hackett Group (www.thehackettgroup.com), an Answerthink company, is a business advisory firm providing empirically based advice and best-practices research to executives seeking to drive world-class performance in areas such as finance, IT, human resources, and procurement. Hackett’s functional and process-specific benchmarks and its confidential, on-demand, membership-based advisory services are backed by an ongoing database of best practices in processes, technology, and organization in use at over 2,200 clients around the globe. This unparalleled information repository allows Hackett business advisors to provide data, advice, and strategic insight with a level of integrity and authority available nowhere else. As of this writing, Hackett clients comprise 97 percent of the Dow Jones Industrials, 81 percent of the Fortune 100 and 90 percent of the Dow Jones Global Titans Index.

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Certain statements in this press release are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Factors that impact such forward looking statements include the successful development and execution of the Accenture alliance and joint-marketing relationship, the ability of the Company to attract additional business, changes in expectations regarding the information technology industry, the ability of the Company to attract skilled employees, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in general economic conditions and interest rates as well as other risks detailed in the Company’s reports filed with the Securities and Exchange Commission.